EXHIBIT 4(b)

SENIOR DEMAND NOTE

        No.     _____________                            TOCCOA, GEORGIA___________________

              On Demand, for value received, 1st FRANKLIN FINANCIAL CORPORATION (the “Company)

promises to pay

          ___________________________________________________________________________________

          ___________________________________________________________________________________

at the home office of 1st Franklin Financial Corporation, 135 East Tugalo Street, Toccoa, Georgia, the principal amount of this Senior Demand Note (a “Note”), as represented from time to time on the books and records of 1st Franklin Financial Corporation, and to pay interest thereon at the applicable rate, compounded daily.

1.

General:  The Notes are issued under the laws of the State of Georgia.  The Notes are senior, unsercured obligations of the Company and will be issued under an Indenture (the “Indenture”) between the Company and U.S. Bank National Association, as trustee, dated as of April 3, 2008.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “Act”) as in effect on the date of the Indenture.  The Notes are subject to all such terms, and Noteholders are referred to the Indenture and the Act for a statement of such terms.

2.

Redemption:

The Notes are payable or redeemable at any time upon request.  The Company will honor partial redemption requests for redemption so long as the remaining outstanding balance is at least $1.00.  In certain instances, a holder of a Note can redeem all or part of his or her Note by writing checks against such balance.

3.

Maturity:

The Notes will have no stated maturity.  The Notes are payable in whole or in part at any time upon the request of a holder, and will be callable by the Company upon written notice at any time without premium.

4.

Amendments and Waivers:

Subject to certain exceptions, the Indenture or the Notes may be amended with the consent of the holders of a least 66 2/3% in principal amount of the Notes, and any existing default may be waived with the consent of the holders of a majority in principal amount of the Notes.  Without the consent of any Noteholder, the Indenture or the Note may be amended to cure any ambiquity, defect or inconsistency, to provide for assumption of Company obligations to Noteholders or to make any change that does not adversely affect the rights of any Noteholder.

5.

Defaults and Remedies:

An Event of Default is default for 30 days in payment of interest on the Notes; default in payment of principal on them, failure by the Company for 60 days after notice to it to comply with any of its other agreements in the Indenture or the Note; and certain events of bankruptcy or insolvency.  If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Notes may declare all the Notes to be due and payable immediately.  Noteholders may not enforce the Indenture or the Note except as provided in the Indenture.  The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes.  Subject to certain limitations, holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Noteholders  notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests.  The Company must furnish an annual compliance certificate to the Trustee.

6.

Owners:

The registered holder of the Note may be treated as its owner for all purposes.

7.

No Recourse:

A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on in respect of or by reason of such obligations or their creation.  Each Noteholder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for the issue of the Notes.

1st FRANKLIN FINANCIAL CORPORATION IS NOT A BANK AND THIS NOTE IS NOT A BANK DEPOSIT NOR A BANK OBLIGATION AND IS NOT INSURED BY THE FDIC.  THE SECURITIES INVESTOR PROTECTION CORPORATION OR ANY OTHER FEDERAL OR STATE AGENCY.  INVESTORS IN NOTES MUST RELY SOLELY ON THE CREDITWORTHINESS OF 1ST FRANKLIN FOR THE PAYMENT OF PRINCIPAL AND INTEREST ON THE NOTES.

THE COMPANY WILL FURNISH TO ANY NOTEHOLDER UPON WRITTEN REQUEST AND WITHOUT CHARGE A COPY OF THE INDENTURE WHICH HAS IN IT THE TEXT OF THIS NOTE IN LARGER TYPE.  REQUEST MAY BE MADE TO 1ST FRANKLIN FINANCIAL CORPORATION, 135 EAST TUGALO STREET, P.O. BOX 880, TOCCOA, GEORGIA 30577.

          by:_____________________________________     by:______________________________________

                              Chairman and Chief Executive Officer                                                 Treasurer  or Assistant Treasurer

For Payment or Redemption

The within Senior Demand Note is hereby presented to the Company by the undersigned for payment or redemption this

.

Signed